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                                                                 EXHIBIT 3.1.1


                          CERTIFICATE OF DESIGNATIONS,
                   PREFERENCES, RIGHTS AND LIMITATIONS OF THE
                SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK
                                       OF
                     THE RATTLESNAKE HOLDING COMPANY, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


        The Rattlesnake Holding Company, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Corporation's Certificate of Incorporation, on June 3, 1996, the Board of Directors adopted the following resolution authorizing and creating a series of its authorized class of 5,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"), consisting of 200,000 shares of Preferred Stock, designated as the Series A Convertible Cumulative Preferred Stock:

        RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, a series of the Preferred Stock, par value $.10 per share, of the Corporation be, and it hereby is, authorized and created, and that the designation and amount thereof and the voting powers and such other relative rights, powers and preferences of such series, and the qualifications, limitations or restrictions thereof, are as follows:

        1. DESIGNATION AND NUMBER OF SHARES. The designation of such series of Preferred Stock authorized by this resolution shall be the Series A Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"). The maximum number of shares of the Series A Preferred Stock shall be 200,000 and no more.

        2. RANK. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank
(a) pari passu with all other classes and series of preferred stock whether established by the Board of Directors or pursuant to the Corporation's Certificate of Incorporation, as amended from time to time, unless holders of the shares of Series A Preferred Stock shall consent to be junior; (b) senior to all other equity securities, including the common stock, par value $.001 per share (the "Common Stock"), of the Corporation (all of the securities of the Corporation which
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rank junior to the Series A Preferred Stock are at times collectively referred to herein as the "Junior Securities").

        3.      DIVIDENDS.

                (a) The holders of the shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available for the payment of dividends, cumulative semi-annual cash dividends in an amount equal to $.9188 per share (7.5% per annum) and no more. Such dividends shall be payable on May 15 and November 15 of each year, commencing on November 15, 1996 (each of such dates being a "Dividend Payment Date"). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be less than 10 nor more than 60 days prior to the Dividend Payment Date. Such dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the period (or, with respect to the first dividend, such dividend shall accrue from the date of issue of the shares of Series A Preferred Stock) in which such dividend may be payable through the Dividend Payment Date with respect to such period as herein provided. If the Dividend Payment Date is not a business day, the Dividend Payment Date shall be the next succeeding business day. Accumulated unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors.

                (b) (i) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                        (ii) If at any time the Corporation shall have failed to pay all dividends which have accrued on shares of Series A Preferred Stock at the time such dividends are payable, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment or setting apart for payment, purchase or

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distribution, as the case may be, all accrued and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in paragraph 3(a) hereof shall have been or, concurrently therewith, shall be paid.

                        (iii) Notwithstanding the foregoing, no dividend shall be declared or paid or any other distribution made in cash on the Common Stock in an aggregate amount in excess of 25% of the net after tax income of the Corporation for the prior fiscal year.

                        (iv) Subject to the foregoing provisions of this paragraph 3(b), the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

        4. LIQUIDATION PREFERENCE.

                (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any of the Junior Securities, to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $24.50 per share, plus an amount in cash equal to all accrued but unpaid dividends thereon (without interest) to the date fixed for liquidation ("Liquidation Value"). If the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of outstanding shares of Series A Preferred Stock or any other series of Preferred Stock having liquidation rights ranking pari passu with the shares of Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the respective amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and of such other series of Preferred Stock are entitled were paid in full.

                (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

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      5.  OPTIONAL REDEMPTION.

          (a) The corporation may redeem the Series A Preferred Stock, at any time in whole or from time to time in part on or after July 1, 1997, but only if the Average Closing Sale Price for a period of 20 consecutive trading days ending within five trading days of the date of the Notice of Redemption, as defined in Section 6(b) equals or exceeds 150% of the Conversion Price, at a redemption price equal to $29.40 per share if redeemed before June 30, 1997 and $26.96 per share if redeemed on or after June 30, 1997 but on or before June 30, 1999 and $25.73 per share if redeemed after June 30, 1999, plus an amount in cash equal to all accrued and unpaid dividends thereon. For purposes of this
Section 5(a), "Average Closing Sale Price" shall mean the average of the last reported sale prices for the Common stock on the Primary Market (as hereinafter defined) for the Common Stock for each of the trading days within the aforementioned 20 day period, provided however that if there has been no sale on any trading day within the applicable period, for purpose of such average, the price for such day shall be the mean between the closing "bid" and "asked" prices in such Primary Market. For purposes of the foregoing, the Primary Market as of the date of this Certificate of Designations is the Nasdaq Small Cap Market. If hereafter, the Common Stock shall be listed on the NASD National Market system ("NMS"), on the New York Stock Exchange, the American Stock Exchange or equivalent exchange, then the NMS or such exchange, as the case may be, shall be deemed the Primary Market. If the Corporation's securities shall cease to be on an exchange or traded in any recognized securities market, then the Average Closing Sale Price shall be determined by the Board of directors acting in good faith.

          (b) Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or converted into Common Stock, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or re-sold as Series A Preferred Stock.

          (c) No sinking fund payments shall be required to be made by the Corporation in connection with the redemption of the Series A Preferred Stock pursuant to this Section 5.

      6.  PROCEDURE FOR REDEMPTION.

          (a) In the event that fewer than all of the then outstanding shares of the Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be determined by lot or pro rata as may be determined by the Board of

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Directors or any other method selected by the Board of Directors which is not inconsistent with applicable law.

          (b) In the event the Corporation shall redeem shares of the Series A Preferred Stock, notice of such redemption (the "Notice of Redemption") shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state; (i) the redemption date; (ii) the aggregate number of shares of the Series A Preferred Stock to be redeemed from all holders of record, and, if less than all the shares held by a holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as provided in Section 6(b), from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with the Notice of Redemption, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), such shares shall be redeemed by the Corporation at the aforesaid redemption price. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      7.  VOTING RIGHTS.

          (a) Except as otherwise required by law or set forth in this Section 7, holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

          (b) The holders of Series A Preferred Stock, voting as a class, shall have the right to approve by a majority vote of the outstanding shares of Series A Preferred Stock (i) any amendment to the Corporation's Certificate of Incorporation or to this Certificate of Designations which amends any of the rights, limitations or preferences of the Series A Preferred Stock, or authorizes or creates any class of capital stock, or series of Preferred Stock, with rights superior to the Series A Preferred Stock on liquidation or as

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to dividends or which otherwise adversely affects the holders of the Series A
Preferred Stock, or (ii) any merger, consolidation or sale of all or a majority of the assets of the Corporation.

          (c) If at any time and for so long as the Corporation shall be in arrears in the payment of any dividends with respect to the shares of Series A Preferred Stock, the holders of Series A Preferred Stock then outstanding, voting as a class, shall have the exclusive and special right (but not the obligation) to nominate and elect up to two directors to the Board of Directors. Such right shall continue until all dividend arrearages with respect to the Series A Preferred Stock shall have been paid, at which time such right shall terminate, subject to the revesting thereof, such directorship(s) shall be eliminated and the director(s) elected pursuant to this Section 7(c) shall automatically be removed, without further action by the stockholders or the Board of Directors. For the purposes of this Section 7(c), the following provisions shall also be applicable:

                (i) The number of directors constituting the Board of Directors shall be automatically increased, if necessary, by up to two directors in order to provide a vacancy or vacancies in the Board of Directors to permit such holders to exercise their right hereunder.

               (ii) The right set forth in this Section 7(c) may be exercised by a majority vote of the outstanding shares of Series A Preferred Stock either at a special meeting of the holders of Series A Preferred Stock or by written consent in lieu thereof.

              (iii) In the event that holders of Series A Preferred Stock are to elect the additional director(s) at a special meeting, such special meeting shall be called by the President or the Secretary of the Corporation within three business days of receipt of a request in writing of the holders owning at least 10% of the outstanding shares of Series A Preferred Stock. Written notice of such special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called (the election of up to two directors) shall be given at least 20 days before the date of the meeting to each holder of the Series A Preferred Stock.

               (iv) So long as there are shares of Series A Preferred Stock outstanding, the Corporation shall cause the Bylaws of the Corporation to be consistent with and to contain provisions necessary to give effect to the right set forth in this Section 7(c).

          (d) All notices to be delivered pursuant to this Section 7 shall be given by first class mail, postage prepaid to the Corporation at the address of the offices of

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the Corporation and to the holders of the Series A Preferred Stock at the holders' addresses as the same appear on the stock register of the Corporation.

                (e) If approval of holders of Series A Preferred Stock is required, voting or written consent procedures used to determine whether such approval will be obtained shall comply with the applicable provisions of the Delaware General Corporation Law and the federal securities laws.

                (f) In any case in which holders of Series A Preferred Stock shall be entitled to vote separately as a class, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held.

        8.  CONVERSION RIGHTS; ADJUSTMENTS.

                (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder of record thereof, at any time, and from time to time, on or after September 1, 1996, into that number of fully paid and nonassessable shares of Common Stock (as such shares may be constituted on the Conversion Date, as hereinafter defined) as shall be obtained by dividing $24.50 by the Conversion Price in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price shall be $3.95 per share which shall be subject to adjustment as set forth below. In the event that the Conversion Price in effect on June 29, 1997 is greater than an amount equal to 85% of the average last reported sale price of the Common Stock on the Primary Market for the ten consecutive trading days ending five days prior to June 29, 1997 (the "Reset Price"), the Conversion Price will be reduced to the Reset Price and the Company will give notice to each holder of the Series A Preferred Stock, pursuant to Section 8(d)(v), setting forth such new Conversion Price. All rights to convert related to the shares of Series A Preferred Stock redeemed pursuant to Sections 5 and 6 hereof shall expire at the close of business on the redemption date.

                (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall deliver the certificate or certificates therefor, duly endorsed, to the office of the Corporation or the Corporation's transfer agent, if any, and shall give written notice to the Corporation that the holder elects to convert all or part of the shares represented by the certificate or certificates. Conversion shall be deemed to have been made effective on the date when such delivery is made, and such date is referred to herein as the "Conversion Date". The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or the holder's nominee or nominees, certificates for the number of full shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series A Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder a new

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certificate or certificates representing the aggregate of the unconverted shares of Series A Preferred Stock.

          (c) The holders of shares of Series A Preferred Stock surrendered for conversion between a Dividend Payment Date and the next record date for the payment of dividends shall not be entitled to receive accrued dividends on such surrendered shares. Dividends will be paid, however, on any Dividend Payment Date with respect to those shares of Series A Preferred Stock surrendered for conversion after any record date for the payment of dividends to the registered holders thereof.

          (d) The Conversion Price shall be subject to further adjustment as follows:

               (i) Adjustment Upon Issuances of Common Stock below the Conversion Price. In case the Corporation shall issue any shares of Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the then existing Conversion Price applicable immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall be reduced to a price determined by dividing (A) the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue, multiplied by the Conversion Price in effect immediately prior to such issue, plus (y) the consideration, if any, received by the Corporation upon such issue, by (B) the number of shares of Common Stock outstanding immediately after such issue. For the purposes of this clause 8(d)(i), the following provisions shall also be applicable:

                    (1) Convertible Securities Options and Rights. If the Corporation shall issue any stock, warrant, security, obligation, option or other right which directly or indirectly may be converted, exchanged, or satisfied in shares of Common Stock other than Excluded Stock (as hereinafter defined), the maximum total number of shares of Common Stock issuable upon such conversion, exchange or other exercise of such securities or rights shall thereupon be deemed to have been issued and to be outstanding, and the consideration received by the Corporation therefor shall be deemed to include the sum of the consideration received for the issue of such securities or rights and the minimum additional consideration payable upon such conversion, exchange or other exercise of such securities or rights. No further adjustment shall be made for the actual issuance of Common Stock upon such conversion, exchange or other exercise of any such securities or rights. If the provisions of any such securities or rights with respect to purchase price or shares purchasable shall change or expire, any adjustment previously made hereunder therefor shall be readjusted to such as would have obtained on the basis of the securities or rights as modified by such change or expiration.


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                  (2) Stock Dividends and Splits. In case the Corporation shall declare a dividend or other distribution payable in Common Stock or shall subdivide Common Stock into a greater number of shares of Common Stock, such issue of Common Stock shall be deemed to have been made without consideration.

                  (3) Consideration. In case the Corporation shall issue shares of Common Stock for consideration wholly or partly other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors by any method that the Board of Directors deems appropriate (provided, however, that in the event that any such shares of Common Stock are to be issued to any person or entity in which any director or directors of the Corporation has an interest, such determination shall be made solely by those members of the Board of Directors who have no such interest).

                  (4) Record Dates. In case the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, or (ii) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of issue or sale of the shares of Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (5) Treasury Stock. The number of shares of Common Stock outstanding at any given time shall include shares owned or held by or for the account of the Corporation, and the disposition of any such shares so owned or held shall not be considered an issue of Common Stock.

                  (6) Excluded Stock. The term "Excluded Stock" shall mean (i) the shares of Common Stock issuable upon conversion of the Corporation's Series B Convertible Notes, as in effect on the date hereof; (ii) the shares of Common Stock issuable upon exercise of options and warrants, as in effect on the date hereof, outstanding on the date of this Certificate of Designations; (iii) the shares of Common Stock issuable upon exercise of the warrant to be issued to the Placement Agent in connection with the placement of the Series A Preferred Stock; (iv) the shares of Common Stock issuable upon exercise of the Series A Common Stock Purchase Warrants; and (v) options and shares of Common Stock issuable under the Company's Stock Option Plans approved by the shareholders.


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              (ii)  Adjustments for Changes in Capital Stock. If the
Corporation (A) pays a dividend in shares of Common Stock to holders of Common stock; (B) subdivides outstanding shares of Common Stock into a greater number of shares; (C) combines outstanding shares of Common Stock into a smaller number of shares; (D) pays a dividend on shares of Common Stock in shares of capital stock other than Common Stock or makes a distribution on Common stock in shares of capital stock other than Common Stock; or (E) issues by reclassification of shares of Common Stock any shares of its capital stock; then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of Series A Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted the Series A Preferred Stock immediately prior to such action.

          For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

          If, after an adjustment, a holder of Series A Preferred Stock upon conversion thereof may receive shares of two or more classes of capital stock of the Corporation, the Board of Directors shall determine the allocation of the adjusted Conversion Price between or among the classes of capital stock. After such allocation, the Conversion Price of the classes of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock contained in this Section 8(d).

              (iii) Voluntary Adjustment. The Corporation at any time may decrease the Conversion Price, temporarily or otherwise, by any amount but in no event shall such Conversion Price result in the issuance of Common Stock at a price less than the par value of the Common Stock at the time such decrease is made. Any such decreased Conversion Price shall be available for at least 20 days from the date on which notice of such decrease is filed by the corporation with the transfer agent for the Common Stock, and such decrease shall be irrevocable during such period. The Company shall notify each holder of Series A Preferred Stock at least 15 days prior to the date on which the reduced Conversion Price takes effect.

              (iv) When Adjustment May be Deferred, Etc. No adjustment in the Conversion Price need be made under this Section 8(d) unless cumulative adjustments equal at least $.125. Any adjustments which are not made shall be carried forward and taken into account in any subsequent adjustment. No adjustment of the Conversion Price will be made for cash distributions or cash dividends paid out of funds

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legally available therefor. All calculations under this Section 8(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                (v) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Company shall calculate the adjustment to be made and shall promptly mail to holders of the Series A Preferred Stock at such holder's address as set forth in the stock register of the Corporation and to the transfer agent of the Corporation a certificate from an officer of the Corporation briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

        (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. If more than one certificate representing shares of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Conversion Price.

        (f) The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock or its shares of Common Stock held in treasury, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

        (g) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holders of shares of Series A Preferred Stock converting such shares of Series A Preferred Stock for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of the holders of shares of Series A Preferred Stock converted.

        (h) Shares of Common Stock held in the treasury of the Corporation may in the discretion of the Board of Directors be delivered upon any conversion of shares of Series A Preferred Stock.

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                        (i)     All certificates for the shares of Series A
Preferred Stock and any shares of Common Stock issued upon conversion thereof shall bear the following legend:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OR APPLICABLE BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE AND AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS DELIVERED STATING THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                The certificates evidencing such shares shall also bear any legends required pursuant to any state, local or foreign law governing such securities.

        9. NOTICE OF CERTAIN TRANSACTIONS. In the event (A) the Corporation takes any action which would require an adjustment in the Conversion Price; (B) the Corporation proposes to consolidate with or merge with or into, or transfer all or substantially all or its assets to, another corporation; or (C) there is a proposed dissolution or liquidation of the Corporation; then in each such case the Corporation shall send by first class mail, postage prepaid to each holder of Series A Preferred Stock at the address of such holders as listed in the stock register of the Corporation and to the transfer agent or effective agent a notice stating any such proposed record or effective date, as the case may be, by first-class mail at least 20 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B), or (C) of this
Section 9.

        10. CONSOLIDATION, MERGER OR SALE OF ASSETS. In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the assets of the Corporation, each holder of Series A Preferred Stock then outstanding shall have the right

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thereafter to convert each share of Series A Preferred Stock held by the holder into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of the Series A Preferred Stock shall thereafter be made applicable.

        11. CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event that the Corporation shall at any time prior to the conversion of all Series A Preferred Stock declare a dividend (other than a dividend consisting solely of shares of common stock or a cash dividend or distribution payable out of current or retained earnings) or otherwise distribute to its stockholders any monies, assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Corporation or by another person or entity, or any other thing of value, the holders of the shares of unconverted Series A Preferred Stock shall thereafter be entitled, in addition to the shares of Common Stock receivable upon the conversion thereof, to receive, upon the conversion of such Series A Preferred Stock, the same monies, property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution had they been an owner of record of the shares of Common Stock into which the shares of Series A Preferred Stock are then being converted as of the record date or other date of determination for such dividend or distribution and an appropriate provision (which provision may include without limitation, the establishment of an escrow arrangement in favor of the holders of the unconverted shares of Series A Preferred Stock in which the portion of the dividend or distribution attributable to such shares of Series A Preferred Stock is held) shall be made a part of any such dividend or distribution. Notwithstanding any provision herein to the contrary, no adjustment under this Section 11 shall be made with respect to any cash dividend or distribution payable solely out of current or retained earnings of the Company.

        12.     CERTAIN COVENANTS.

                (a) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not directly or indirectly, create, incur, issue, assume or guarantee or otherwise become liable, contingently or otherwise, with respect to any indebtedness for borrowed money, without the consent of the Board of Directors and of Auerbach, Pollak & Richardson, Inc., the placement agent on behalf of the Corporation in connection with the initial offering of up to 200,000 shares of Series A Preferred Stock (the "Placement Agent") if the terms of such indebtedness would prohibit the payment of regular stated dividends on the Series A Preferred Stock under circumstances, except

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
where the instruments evidencing such indebtedness contain default provisions whereby the lender has the right to demand immediate payment and/or acceleration of payment. The Corporation shall furnish the Placement Agent with copies of all instruments of indebtedness which contain provisions regarding declaration or payment of dividends on the Series A Preferred Stock or other capital stock of the Corporation irrespective of whether such instruments contain the default provisions permitted in this Section 12(a). Such copies shall be delivered by the Corporation not less than ten days prior to the anticipated incurrence of any such indebtedness.

                (b) No material amendments may be made to the terms of compensation set forth in those employment agreements by and between the Corporation and the senior executives of the Corporation in effect on the date of this Certificate of Designation without the consent of the Placement Agent or, if applicable, of the nominee(s) to the Board of Directors elected by the holders of the Series A Preferred Stock pursuant to Section 7(c) hereof.

                (c) The Corporation will not engage in any transaction with any officer, director, employee or holder of at least 5% of any class of the Corporation's outstanding securities, other than transactions on terms no less favorable to the Corporation than those terms and conditions which would be offered by or to an unaffiliated third party.

        13. AMENDMENT. Any of the rights specified in this Certificate of Designation may be amended, provided, that all amendments to this Certificate of Designation shall be made in accordance with Section 7(b) of this Certificate of Designation and the Delaware General Corporation Law in effect from time to time. Any such amendment so effected shall be binding upon the Corporation and any holder of Series A Preferred Stock.

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
        IN WITNESS WHEREOF, The Rattlesnake Holding Company, Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Designations, Preferences, Rights and Limitations to be duly executed by its President and attested to by its Secretary this 30th day of June, 1996.

                                     THE RATTLESNAKE HOLDING COMPANY, INC.

[SEAL]                               By: /s/ William J. Opper
                                         ---------------------------------------
                                         William J. Opper, Chairman of the Board
ATTEST:

By: /s/ Victor J. DiGioia
    -------------------------------
    Victor J. DiGioia, Assistant
     Secretary

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